EXHIBIT 99.1

Hanmi Reports 2023 Fourth Quarter and Full Year Results

LOS ANGELES, Jan. 23, 2024 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the 2023 fourth quarter and full year.

Net income for the fourth quarter of 2023 was $18.6 million, or $0.61 per diluted share, compared to $18.8 million, or $0.62 per diluted share, for the third quarter of 2023. The annualized return on average assets for the fourth quarter was 0.99% and the return on average equity was 9.70%.

For the full year of 2023, net income was $80.0 million, or $2.62 per diluted share, compared to $101.4 million, or $3.32 per diluted share, for the full year of 2022. The year-over-year decline in net income reflects a $16.4 million decline in net interest income, a $6.2 million increase in noninterest expense and a $3.5 million increase in credit loss expense. The return on average assets for the full year of 2023 was 1.08% and the return on average equity was 10.70%.

CEO Commentary

“We finished 2023 with positive momentum, delivering strong fourth quarter results and building a solid foundation for 2024,” said Bonnie Lee, President and Chief Executive Officer. “Our full year results reflect our team’s effective execution of our relationship-driven banking strategy, focus on strong credit administration and disciplined expense management. We further optimized our banking network with the opening of two new branch locations in the fourth quarter. Our proven strategies continued to drive growth and diversification in our loan portfolio and expansion of our customer base, all against the backdrop of a challenging interest rate environment and the lingering effects of an uncertain economy.”

“Looking ahead, Hanmi is moving forward with a strong balance sheet, excellent asset quality, a diverse and expanding base of loyal customers and an outstanding team that has repeatedly demonstrated the ability to navigate a variety of economic cycles. We will continue to take a selective and disciplined approach to lending in the current environment with a focus on attractively priced loans and high-quality borrowers, many who will also have a deposit relationship with us. Our consistent performance and growing reputation as a preferred relationship-based banker is enabling us to grow the number of communities we serve. We will also continue to invest in our people, technology and infrastructure to drive operational efficiencies, support disciplined growth and enhance shareholder value.

“I want to thank the entire Hanmi team for their outstanding work this year as well as their dedication to serving our customers and the communities in which we operate. Despite some near-term macroeconomic uncertainty, our future is bright and we will continue to focus on what we do best: building strong relationships and expanding our networks. I look forward to our team delivering another successful year for Hanmi.”

Fourth Quarter 2023 Highlights:

  Fourth quarter net income was $18.6 million, or $0.61 per diluted share, compared to $18.8 million, or $0.62 per diluted share, for the third quarter of 2023. Fourth quarter results included a $2.9 million recovery of credit loss expense while third quarter results included a $5.2 million charge for credit loss expense and a $4.0 million gain from the sale-leaseback of a branch property. In addition, income tax expense for the fourth quarter included a $0.6 million charge to increase the valuation allowance on state net operating loss carryforwards.
  Loans receivable were $6.18 billion at December 31, 2023, up 2.7% from the end of the third quarter and up 3.6% from the 2022 year-end; loan production for the fourth quarter was $389.5 million with a weighted average interest rate of 8.10%.
  Deposits were $6.28 billion at the end of the fourth quarter, up 0.3% from the end of the third quarter and up 1.8% from the 2022 year-end; noninterest-bearing deposits were 31.9% of the deposit portfolio at December 31, 2023.
  Net interest income was $53.1 million for the fourth quarter, down 3.1% from third quarter, and net interest margin (taxable equivalent) was 2.92%, down 11 basis points; the average yield on loans increased 15 basis points from the third quarter while the cost of interest-bearing deposits increased 30 basis points.
  Noninterest income for the fourth quarter was $6.7 million, down from $11.2 million for the third quarter primarily reflecting the absence of the third quarter $4.0 million gain on the sale-leaseback of a branch property.
  Noninterest expenses were $35.2 million for the fourth quarter, up 2.8% from the third quarter primarily reflecting a seasonally higher spend on advertising and communications as well as costs associated with relocation (closing and opening) of two branch offices; the efficiency ratio for the fourth quarter was 58.86%.
  The fourth quarter included a credit loss expense recovery of $2.9 million; there were net loan recoveries of $5.0 million for the fourth quarter that included a $6.0 million recovery from a 2019 troubled loan relationship; the ratio of the allowance to loans was unchanged from the third quarter at 1.12%.
  Criticized loans declined 11.8% sequentially from the third quarter to $96.7 million, or 1.6% of loans at year-end; nonperforming assets declined 1.9% sequentially to $15.6 million, or 0.21% of total assets at December 31, 2023.
  At December 31, 2023, Hanmi had a tangible common equity to tangible assets ratio of 9.14%, a common equity tier 1 capital ratio of 11.86% and a total capital ratio of 14.95%.

For more information about Hanmi, please see the Q4 2023 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-23	Q4-23
	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22

Net income	$18,633	$18,796	$20,620	$21,991	$28,479	$(163)	$(9,846)
Net income per diluted common share	$0.61	$0.62	$0.67	$0.72	$0.93	$(0.01)	$(0.32)

Assets	$7,570,341	$7,350,140	$7,344,924	$7,434,130	$7,378,262	$220,201	$192,079
Loans receivable	$6,182,434	$6,020,785	$5,965,171	$5,980,458	$5,967,133	$161,649	$215,301
Deposits	$6,280,574	$6,260,072	$6,315,768	$6,201,038	$6,168,072	$20,502	$112,502

Return on average assets	0.99%	1.00%	1.12%	1.21%	1.56%	-0.01	-0.57
Return on average stockholders' equity	9.70%	9.88%	11.14%	12.19%	15.90%	-0.18	-6.20

Net interest margin	2.92%	3.03%	3.11%	3.28%	3.67%	-0.11	-0.75
Efficiency ratio (1)	58.86%	51.82%	54.11%	49.54%	46.99%	7.04	11.87

Tangible common equity to tangible assets (2)	9.14%	8.89%	8.96%	8.77%	8.50%	0.25	0.64
Tangible common equity per common share (2)	$22.75	$21.45	$21.56	$21.30	$20.54	1.30	2.21

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income for the fourth quarter decreased $1.8 million to $53.1 million from $54.9 million for the third quarter of 2023, down 3.1%. The decrease was primarily due to an increase in the cost of interest-bearing deposits, partially offset by an increase in interest-earning asset yields. The cost of interest-bearing deposits increased 30 basis points to 3.83% for the fourth quarter of 2023 from 3.53% for the third quarter of 2023. The increase in the cost of interest-bearing deposits was due to higher market interest rates and a shift in the composition of the portfolio to higher-rate deposits. Average interest-bearing deposits were $4.17 billion for the fourth quarter, compared with $4.13 billion for the third quarter. The yield on average loans for the third quarter increased 15 basis points to 5.88% from 5.73% for the third quarter. Average loans were $6.07 billion for the fourth quarter, compared with $5.92 billion for the third quarter of 2023. Fourth quarter loan prepayment fees were $0.1 million, compared with less than $0.1 million for the third quarter. Net interest margin (taxable-equivalent) for the fourth quarter was 2.92% compared with 3.03% for the third quarter.

Net interest income was $221.3 million for the full year 2023 compared with $237.6 million for 2022, a decline of 6.9%. The decrease reflected the rise in the general level of interest rates during 2023, including an increase in the cost of interest-bearing deposits and a shift in the composition of the portfolio to higher-rate deposits, partially offset by an increase in interest-earning asset yields. The cost of interest-bearing deposits for the full year 2023 increased 256 basis points to 3.35% from 0.79% for 2022. Average interest-bearing deposits for the full year 2023 increased to $4.0 billion from $3.3 billion for 2002 where, for the same period, average time deposits increased $1.2 billion. Average interest-earning assets for the full year 2023 increased 5.6% to $7.18 billion from $6.80 billion for 2022. The yield on average interest-earning assets for the full year 2023 increased 112 basis points to 5.15% from 4.03% for 2022. Average loans for the full year 2023 were $5.97 billion, up 6.6% from $5.60 billion for 2022. Full year 2022 loan prepayment fees were $0.8 million compared with $1.3 million for 2022. Net interest margin (taxable-equivalent) for the full year 2023 was 3.08% compared with 3.50% for 2022. The 42 basis point decrease in the net interest margin reflected the increase in the cost of interest-bearing deposits, partially offset by the increase in average loan yields.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
Net Interest Income	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22

Interest and fees on loans receivable(1)	$89,922	$85,398	$83,567	$80,923	$77,123	5.3%	16.6%
Interest on securities	4,583	4,204	4,126	4,025	3,633	9.0%	26.1%
Dividends on FHLB stock	341	317	283	289	289	7.6%	18.0%
Interest on deposits in other banks	2,337	4,153	2,794	2,066	1,194	-43.7%	95.7%
Total interest and dividend income	$97,183	$94,072	$90,770	$87,303	$82,239	3.3%	18.2%

Interest on deposits	40,277	36,818	32,115	25,498	14,900	9.4%	170.3%
Interest on borrowings	2,112	753	1,633	2,369	1,192	180.5%	77.2%
Interest on subordinated debentures	1,654	1,646	1,600	1,583	1,586	0.5%	4.3%
Total interest expense	44,043	39,217	35,348	29,450	17,678	12.3%	149.1%
Net interest income	$53,140	$54,855	$55,422	$57,853	$64,561	-3.1%	-17.7%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
Average Earning Assets and Interest-bearing Liabilities	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Loans receivable (1)	$6,071,644	$5,915,423	$5,941,071	$5,944,399	$5,877,298	2.6%	3.3%
Securities	961,551	955,473	971,531	980,712	966,299	0.6%	-0.5%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	181,140	317,498	230,974	192,902	138,476	-42.9%	30.8%
Average interest-earning assets	$7,230,720	$7,204,779	$7,159,961	$7,134,398	$6,998,458	0.4%	3.3%

Demand: interest-bearing	$86,679	$94,703	$99,057	$109,391	$119,106	-8.5%	-27.2%
Money market and savings	1,669,973	1,601,826	1,463,304	1,453,569	1,781,834	4.3%	-6.3%
Time deposits	2,417,803	2,438,112	2,403,685	2,223,615	1,585,798	-0.8%	52.5%
Average interest-bearing deposits	4,174,455	4,134,641	3,966,046	3,786,575	3,486,738	1.0%	19.7%
Borrowings	205,951	120,381	196,776	268,056	197,554	71.1%	4.3%
Subordinated debentures	129,933	129,780	129,631	129,483	129,335	0.1%	0.5%
Average interest-bearing liabilities	$4,510,339	$4,384,802	$4,292,453	$4,184,114	$3,813,627	2.9%	18.3%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$2,025,212	$2,136,156	$2,213,171	$2,324,413	$2,593,948	-5.2%	-21.9%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
Average Yields and Rates	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Loans receivable(1)	5.88%	5.73%	5.64%	5.51%	5.21%	0.15	0.67
Securities (2)	1.93%	1.79%	1.73%	1.67%	1.47%	0.14	0.46
FHLB stock	8.25%	7.67%	6.92%	7.16%	7.00%	0.58	1.25
Interest-bearing deposits in other banks	5.12%	5.19%	4.85%	4.34%	3.42%	-0.07	1.70
Interest-earning assets	5.34%	5.19%	5.09%	4.96%	4.67%	0.15	0.67

Interest-bearing deposits	3.83%	3.53%	3.25%	2.73%	1.70%	0.30	2.13
Borrowings	4.07%	2.48%	3.33%	3.58%	2.55%	1.59	1.52
Subordinated debentures	5.09%	5.07%	4.94%	4.89%	4.67%	0.02	0.42
Interest-bearing liabilities	3.88%	3.55%	3.30%	2.85%	1.84%	0.33	2.04

Net interest margin (taxable equivalent basis)	2.92%	3.03%	3.11%	3.28%	3.67%	-0.11	-0.75

Cost of deposits	2.58%	2.33%	2.08%	1.69%	0.97%	0.25	1.61

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss recovery for the fourth quarter was $2.9 million, which included a $2.9 million recovery for loan losses, offset by a less than $0.1 million provision for off-balance sheet items. There were net loan recoveries of $5.0 million for the fourth quarter that included a $6.0 million recovery from a 2019 troubled loan relationship. For the third quarter, credit loss expense was $5.2 million, which included a $5.2 million provision for loan losses and a recovery for off-balance sheet items of less than $0.1 million.

Credit loss expense was $4.3 million for the full year 2023, compared to a credit loss expense of $0.8 million for 2022. The full year 2023 credit loss expense was comprised of a $4.9 million provision for loan losses and a $0.6 million recovery for off-balance sheet items. The credit loss expense for 2022 was comprised of a $0.3 million provision for loan losses and a $0.5 million provision for off-balance sheet items.

Noninterest income for the fourth quarter declined $4.5 million to $6.7 million from $11.2 million for the third quarter of 2023. The decline primarily reflected the absence of the third quarter $4.0 million gain on the sale-leaseback of a branch property, a $0.2 million decrease in service charges on deposits, and a $0.3 million valuation adjustment to bank-owned life insurance. A $0.3 million increase in the gain on sale of SBA loans partially offset these decreases. The volume of SBA loans sold in the fourth quarter increased to $29.9 million from $21.0 million for the third quarter, while trade premiums decreased to 6.17% for the fourth quarter from 6.84% for the third quarter.

Noninterest income was $34.2 million for the full year 2023, consistent with 2022. Noninterest income for 2023 included a $4.0 million gain on the sale-and-leaseback of a branch property, offset by a $3.8 million decline in gain on sale of SBA loans and a $1.3 million decrease in service charges on deposits. The volume of SBA loans sold for the full year 2023 declined to $100.5 million from $156.1 million and trade premiums also declined to 7.12% from 7.44% for the full year 2022.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
Noninterest Income	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Service charges on deposit accounts	$2,391	$2,605	$2,571	$2,579	$2,742	-8.2%	-12.8%
Trade finance and other service charges and fees	1,245	1,155	1,173	1,258	1,115	7.8%	11.7%
Servicing income	772	838	825	742	725	-7.9%	6.5%
Bank-owned life insurance income (expense)	(29)	280	271	270	(97)	-110.4%	-70.1%
All other operating income	853	1,178	1,811	1,618	1,039	-27.6%	-17.9%
Service charges, fees & other	5,232	6,056	6,651	6,467	5,524	-13.6%	-5.3%

Gain on sale of SBA loans	1,448	1,172	1,212	1,869	1,933	23.5%	-25.1%
Net gain (loss) on sales of securities	-	-	(1,871)	-	-	0.0%	0.0%
Gain (loss) on sale of bank premises	-	4,000	-	-	-	-100.0%	0.0%
Legal settlement	-	-	1,943	-	-	0.0%	0.0%
Total noninterest income	$6,680	$11,228	$7,935	$8,336	$7,457	-40.5%	-10.4%

Noninterest expense for the fourth quarter increased by $1.0 million to $35.2 million from $34.2 million for the third quarter. Professional fees increased by $0.4 million, advertising and promotion expense increased by $0.5 million and other operating expense increased by $0.6 million. A $0.3 million decline in salaries and employee benefits and a $0.2 million decline in occupancy and equipment expense partially offset the increases noted. The efficiency ratio for the fourth quarter was 58.86%, compared to 51.82% for the third quarter, primarily due to the lower revenue.

Noninterest expense was $136.5 million for the full year 2023, compared with $130.3 million for 2022, up 4.8%. The increase reflected a $5.3 million, or 6.9% increase in salaries and benefits, a $0.7 million increase in occupancy and equipment expense, a $0.6 million increase in data processing expenses and a $0.6 million increase in professional fees. A $0.5 million decrease in advertising and promotion expenses partially offset these increases. The efficiency ratio for the full year 2023 was 53.45%, compared with 47.93% for 2022, primarily due to the higher expenses and lower revenue.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Noninterest Expense
Salaries and employee benefits	$20,062	$20,361	$20,365	$20,610	$20,279	-1.5%	-1.1%
Occupancy and equipment	4,604	4,825	4,500	4,412	3,668	-4.6%	25.5%
Data processing	3,487	3,490	3,465	3,253	3,431	-0.1%	1.6%
Professional fees	1,977	1,568	1,376	1,335	1,783	26.1%	10.9%
Supplies and communication	613	552	638	676	683	11.1%	-10.2%
Advertising and promotion	990	534	748	833	974	85.4%	1.6%
All other operating expenses	3,252	2,852	3,243	1,957	3,041	14.0%	6.9%
Subtotal	34,985	34,182	34,335	33,076	33,859	2.3%	3.3%

Other real estate owned expense (income)	15	16	4	(201)	(70)	-6.3%	-121.4%
Repossessed personal property expense (income)	211	47	(59)	(84)	55	348.9%	283.6%
Total noninterest expense	$35,211	$34,245	$34,280	$32,791	$33,844	2.8%	4.0%

Hanmi recorded a provision for income taxes of $8.8 million for the fourth quarter of 2023, compared to $7.9 million for the third quarter, and representing an effective tax rate of 32.2% and 29.6%, respectively for each period. 2023 fourth quarter income tax expense included a $0.6 million charge to increase the valuation allowance on state net operating loss carryforwards. The effective tax rate for the full year 2023 was 30.1%, compared to 27.9% for the full year 2022.

Financial Position
Total assets at December 31, 2023 increased 3.0%, or $220.2 million, to $7.57 billion from $7.35 billion at September 30, 2023. The sequential quarter increase reflected a 2.7%, or $159.5 million, growth in loans receivable, net, as well as a $48.5 million increase in securities and a $13.3 million increase in cash and due from banks, primarily supported by a $162.5 million increase in borrowings and a $20.5 million increase in deposits. From December 31, 2022, total assets increased 2.6%, or $192.1 million. This year-over-year increase reflected a 3.7%, or $217.4 million, growth in loans receivable, net, supported by a 14.2%, or $50.1 million decrease in cash and due from banks and a 1.8%, or $112.5 million increase in deposits.

Loans receivable, before allowance for credit losses, were $6.18 billion at December 31, 2023, up from $6.02 billion at September 30, 2023. Loans held for sale, representing the guaranteed portion of SBA 7(a) loans, were $12.0 million at the end of the fourth quarter of 2023, up slightly from $11.8 million at the end of the third quarter.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Loan Portfolio
Commercial real estate loans	$3,889,739	$3,773,015	$3,738,325	$3,784,176	$3,833,397	3.1%	1.5%
Residential/consumer loans	962,661	926,326	886,984	817,917	734,473	3.9%	31.1%
Commercial and industrial loans	747,819	728,792	753,456	778,149	804,475	2.6%	-7.0%
Equipment finance	582,215	592,652	586,406	600,216	594,788	-1.8%	-2.1%
Loans receivable	6,182,434	6,020,785	5,965,171	5,980,458	5,967,133	2.7%	3.6%
Loans held for sale	12,013	11,767	7,293	3,652	8,043	2.1%	49.4%
Total	$6,194,447	$6,032,552	$5,972,464	$5,984,110	$5,975,176	2.7%	3.7%

	As of
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2023	2023	2023	2023	2022
Composition of Loan Portfolio
Commercial real estate loans	62.8%	62.5%	62.6%	63.2%	64.2%
Residential/consumer loans	15.5%	15.4%	14.9%	13.7%	12.3%
Commercial and industrial loans	12.1%	12.1%	12.6%	13.0%	13.5%
Equipment finance	9.4%	9.8%	9.8%	10.0%	9.9%
Loans receivable	99.8%	99.8%	99.9%	99.9%	99.9%
Loans held for sale	0.2%	0.2%	0.1%	0.1%	0.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $389.5 million for the fourth quarter of 2023 at an average rate of 8.10%, while $78.0 million of loans paid-off during the quarter at an average rate of 6.82%.

Commercial real estate loan production for the fourth quarter of 2023 was $178.2 million. Commercial and industrial loan production was $52.1 million, SBA loan production was $48.4 million, equipment finance production was $57.3 million, and residential mortgage loan production was $53.5 million.

New loan production for the full year 2023 was $1.29 billion, a decrease of 39.1%, or $826.6 million, from $2.12 billion for the full year 2022.

	For the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2023	2023	2023	2023	2022
New Loan Production
Commercial real estate loans	$178,157	$106,151	$40,989	$75,528	$86,500
Commercial and industrial loans	52,079	67,907	36,322	27,055	137,902
SBA loans	48,432	36,109	30,926	34,472	53,209
Equipment finance	57,334	71,075	50,905	69,307	89,193
Residential/consumer loans	53,465	55,026	100,161	97,201	106,955
subtotal	389,467	336,268	259,303	303,563	473,759

Payoffs	(77,961)	(62,140)	(120,609)	(124,923)	(121,409)
Amortization	(106,610)	(116,411)	(102,248)	(102,675)	(91,333)
Loan sales	(29,861)	(22,496)	(20,933)	(30,002)	(50,550)
Net line utilization	(11,609)	(70,238)	(28,092)	(30,401)	(43,124)
Charge-offs & OREO	(1,777)	(9,369)	(2,708)	(2,237)	(1,201)

Loans receivable-beginning balance	6,020,785	5,965,171	5,980,458	5,967,133	5,800,991
Loans receivable-ending balance	$6,182,434	$6,020,785	$5,965,171	$5,980,458	$5,967,133

Deposits were $6.28 billion at the end of the fourth quarter of 2023, up $20.5 million, or 0.3%, from $6.26 billion at the end of the preceding quarter. Driving the change was a $158.7 million increase in money market and savings deposits and a $20.2 million increase in time deposits, partially offset by a $157.6 decline in noninterest-bearing demand deposits due primarily to higher rates offered due to the higher interest rate environment and competition for deposits. Noninterest-bearing demand deposits represented 31.9% of total deposits at December 31, 2023 and the loan-to-deposit ratio was 98.4%.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Deposit Portfolio
Demand: noninterest-bearing	$2,003,596	$2,161,238	$2,206,078	$2,334,083	$2,539,602	-7.3%	-21.1%
Demand: interest-bearing	87,452	88,133	97,076	104,245	115,573	-0.8%	-24.3%
Money market and savings	1,734,658	1,576,006	1,580,691	1,382,472	1,556,690	10.1%	11.4%
Time deposits	2,454,868	2,434,695	2,431,923	2,380,238	1,956,207	0.8%	25.5%
Total deposits	$6,280,574	$6,260,072	$6,315,768	$6,201,038	$6,168,072	0.3%	1.8%

	As of
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2023	2023	2023	2023	2022
Composition of Deposit Portfolio
Demand: noninterest-bearing	31.9%	34.5%	34.9%	37.6%	41.2%
Demand: interest-bearing	1.4%	1.4%	1.5%	1.7%	1.9%
Money market and savings	27.6%	25.2%	25.0%	22.3%	25.2%
Time deposits	39.1%	38.9%	38.6%	38.4%	31.7%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at December 31, 2023 was $701.9 million, up $38.5 million from $663.4 million at September 30, 2023. The increase includes a $27.3 million decrease in unrealized after-tax losses on securities available for sale due to changes in intermediate-term interest rates during the fourth quarter. Fourth quarter net income, net of dividends paid, added $11.0 million to stockholders’ equity for the period. In addition, Hanmi repurchased 50,000 shares during the fourth quarter at an average share price of $14.77. At December 31, 2023, 409,972 shares remain under Hanmi’s share repurchase program. Tangible common stockholders’ equity was $690.8 million, or 9.14% of tangible assets, at December 31, 2023, compared with $652.2 million, or 8.89% of tangible assets at the end of the third quarter. Tangible book value per share increased to $22.75 at December 31, 2023 from $21.45 at the end of the prior quarter.

Hanmi and the Bank exceeded the minimum regulatory capital requirements and the Bank continues to exceed the minimum for the “well capitalized” category. At December 31, 2023, Hanmi’s preliminary common equity tier 1 capital ratio was 11.86% and its total risk-based capital ratio was 14.95%, compared with 11.95% and 15.07%, respectively, at the end of the third quarter of 2023.

	As of					Ratio Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.95%	15.07%	15.11%	14.80%	14.49%	-0.12	0.46
Tier 1 risk-based capital	12.20%	12.30%	12.25%	11.94%	11.71%	-0.10	0.49
Common equity tier 1 capital	11.86%	11.95%	11.90%	11.59%	11.37%	-0.09	0.49
Tier 1 leverage capital ratio	10.37%	10.27%	10.22%	10.09%	10.07%	0.10	0.30
Hanmi Bank
Total risk-based capital	14.27%	14.42%	14.45%	14.15%	13.86%	-0.15	0.41
Tier 1 risk-based capital	13.26%	13.42%	13.39%	13.06%	12.85%	-0.16	0.41
Common equity tier 1 capital	13.26%	13.42%	13.39%	13.06%	12.85%	-0.16	0.41
Tier 1 leverage capital ratio	11.32%	11.25%	11.21%	11.06%	11.07%	0.07	0.25

(1) Preliminary ratios for December 31, 2023

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.17% of loans at the end of the fourth quarter of 2023, compared with 0.16% at the end of the prior quarter.

Criticized loans totaled $96.7 million at the end of the fourth quarter, down from $109.6 million at the end of the third quarter. Special mention loans were $65.3 million at the end of the fourth quarter, down from $76.5 million at September 30, 2023. Reductions in special mention loans included upgrades to pass loans of $12.9 million and paydowns and payoffs of $1.9 million. The quarter-over-quarter change also included increases from downgrades of $3.6 million of pass loans.

Classified loans were $31.4 million at December 31, 2023, down from $33.1 million at the end of the prior quarter. The $1.7 million decrease was primarily driven by charge-offs of $1.5 million and amortization, paydowns and payoffs of $5.3 million, offset by new downgrades to classified of $5.1 million.

Nonperforming loans were $15.5 million at December 31, 2023, down from $15.8 million at the end of the third quarter. As a percentage of the loan portfolio, nonperforming loans improved to 0.25% at quarter-end, down from 0.26% at the end of the third quarter.

Nonperforming assets were $15.6 million at the end of the fourth quarter of 2023, down from $15.9 million at the end of the prior quarter. As a percentage of total assets, nonperforming assets also improved to 0.21% at quarter-end, down from 0.22% at the end of the third quarter.

Gross charge-offs for the fourth quarter of 2023 were $1.8 million, compared with $9.4 million for the preceding quarter. Recoveries of previously charged-off loans for the fourth quarter of 2023 were $6.8 million, which included a $6.0 million recovery from a 2019 troubled loan relationship, compared with $0.5 million of recoveries for the prior quarter. As a result, there were net recoveries of $5.0 million for the fourth quarter of 2023, compared with net charge-offs of $8.9 million for the prior quarter. For the fourth quarter of 2023, net recoveries represented 0.33% of average loans on an annualized basis, compared with net charge-offs of 0.60% of average loans for the third quarter on an annualized basis. For the full year 2023, net charge-offs were 0.12% of average loans, compared with 0.02% for 2022.

The allowance for credit losses was $69.5 million at December 31, 2023, up from $67.3 million at September 30, 2023. Specific allowances for loans increased $0.5 million while the allowance for quantitative and qualitative considerations increased $1.7 million. The ratio of the allowance for credit losses to loans was 1.12% at the end of both the fourth quarter and third quarter of 2023.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-23	Q4-23
	2023	2023	2023	2023	2022	vs. Q3-23	vs. Q4-22
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$10,263	$9,545	$13,749	$15,377	$7,492	$718	$2,771
Delinquent loans to total loans	0.17%	0.16%	0.23%	0.26%	0.13%	0.01	0.04

Criticized loans:
Special mention	$65,314	$76,473	$44,632	$64,340	$79,013	$(11,159)	$(13,699)
Classified	31,367	33,134	38,840	47,288	46,192	(1,767)	(14,825)
Total criticized loans	$96,681	$109,607	$83,472	$111,628	$125,205	$(12,926)	$(28,524)

Nonperforming assets:
Nonaccrual loans	$15,474	$15,783	$22,178	$20,050	$9,846	$(309)	$5,628
Loans 90 days or more past due and still accruing	-	-	-	-	-	-	-
Nonperforming loans	15,474	15,783	22,178	20,050	9,846	(309)	5,628
Other real estate owned, net	117	117	117	117	117	-	-
Nonperforming assets*	$15,591	$15,900	$22,295	$20,167	$9,963	$(309)	$5,628

Nonperforming assets to assets*	0.21%	0.22%	0.30%	0.27%	0.14%	-0.01	0.07
Nonperforming loans to total loans	0.25%	0.26%	0.37%	0.34%	0.17%	-0.01	0.09

* Excludes repossessed personal property of $1.3 million, $1.3 million, $0.8 million, $0.6 million, and $0.5 million as of Q4-23, Q3-23, Q2-23, Q1-23, and Q4-22, respectively

	As of or for the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2023	2023	2023	2023	2022
Allowance for credit losses:
Balance at beginning of period	$67,313	$71,024	$72,249	$71,523	$71,584
Credit loss expense (recovery) on loans	(2,880)	5,167	514	2,181	221
Net loan (charge-offs) recoveries	5,029	(8,878)	(1,739)	(1,455)	(282)
Balance at end of period	$69,462	$67,313	$71,024	$72,249	$71,523

Net loan charge-offs (recoveries) to average loans (1)	-0.33%	0.60%	0.12%	0.10%	0.02%
Allowance for credit losses to loans	1.12%	1.12%	1.19%	1.21%	1.20%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,463	$2,476	$3,067	$3,115	$3,250
Credit loss expense (recovery) on off-balance sheet items	11	(13)	(591)	(48)	(135)
Balance at end of period	$2,474	$2,463	$2,476	$3,067	$3,115

Unused commitments to extend credit	$813,960	$848,886	$791,818	$924,371	$780,543

(1) Annualized

Corporate Developments
On October 26, 2023, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2023 fourth quarter of $0.25 per share. Hanmi paid the dividend on November 22, 2023, to stockholders of record as of the close of business on November 6, 2023.

Earnings Conference Call
Hanmi Bank will host its fourth quarter and year-end 2023 earnings conference call today, January 23, 2024 at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the continuing impact of the COVID-19 pandemic on our business and results of operation;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses; and
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Larry Clark, CFA
Investor Relations
Financial Profiles, Inc.
lclark@finprofiles.com
310-622-8223

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31,	September 30,		Percentage	December 31,		Percentage
	2023	2023	Change	Change	2022	Change	Change
Assets
Cash and due from banks	$302,324	$289,006	$13,318	4.6%	$352,421	$(50,097)	-14.2%
Securities available for sale, at fair value	865,739	817,242	48,497	5.9%	853,838	11,901	1.4%
Loans held for sale, at the lower of cost or fair value	12,013	11,767	246	2.1%	8,043	3,970	49.4%
Loans receivable, net of allowance for credit losses	6,112,972	5,953,472	159,500	2.7%	5,895,610	217,362	3.7%
Accrued interest receivable	23,371	20,715	2,656	12.8%	18,537	4,834	26.1%
Premises and equipment, net	21,959	20,707	1,252	6.0%	22,850	(891)	-3.9%
Customers' liability on acceptances	625	1,386	(761)	-54.9%	328	297	90.5%
Servicing assets	7,070	7,156	(86)	-1.2%	7,176	(106)	-1.5%
Goodwill and other intangible assets, net	11,099	11,131	(32)	-0.3%	11,225	(126)	-1.1%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	-	0.0%	16,385	-	0.0%
Bank-owned life insurance	56,335	56,364	(29)	-0.1%	55,544	791	1.4%
Prepaid expenses and other assets	140,449	144,809	(4,360)	-3.0%	136,305	4,144	3.0%
Total assets	$7,570,341	$7,350,140	$220,201	3.0%	$7,378,262	$192,079	2.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,003,596	$2,161,238	$(157,642)	-7.3%	$2,539,602	$(536,006)	-21.1%
Interest-bearing	4,276,978	4,098,834	178,144	4.3%	3,628,470	648,508	17.9%
Total deposits	6,280,574	6,260,072	20,502	0.3%	6,168,072	112,502	1.8%
Accrued interest payable	39,306	50,286	(10,980)	-21.8%	7,792	31,514	404.4%
Bank's liability on acceptances	625	1,386	(761)	-54.9%	328	297	90.5%
Borrowings	325,000	162,500	162,500	100.0%	350,000	(25,000)	-7.1%
Subordinated debentures	130,012	129,860	152	0.1%	129,409	603	0.5%
Accrued expenses and other liabilities	92,933	82,677	10,256	12.4%	85,146	7,787	9.1%
Total liabilities	6,868,450	6,686,781	181,669	2.7%	6,740,747	127,703	1.9%

Stockholders' equity:
Common stock	34	34	-	0.0%	33	1	3.0%
Additional paid-in capital	586,912	586,169	743	0.1%	583,410	3,502	0.6%
Accumulated other comprehensive income	(71,928)	(99,422)	27,494	27.7%	(88,985)	17,057	19.2%
Retained earnings	319,048	308,007	11,041	3.6%	269,542	49,506	18.4%
Less treasury stock	(132,175)	(131,429)	(746)	-0.6%	(126,485)	(5,690)	-4.5%
Total stockholders' equity	701,891	663,359	38,532	5.8%	637,515	64,376	10.1%
Total liabilities and stockholders' equity	$7,570,341	$7,350,140	$220,201	3.0%	$7,378,262	$192,079	2.6%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

Consolidated Statements of Income
(In thousands, except share and per share data)
	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2023	2023	Change	2022	Change
Interest and dividend income:
Interest and fees on loans receivable	$89,922	$85,398	5.3%	$77,123	16.6%
Interest on securities	4,583	4,204	9.0%	3,633	26.1%
Dividends on FHLB stock	341	317	7.6%	289	18.0%
Interest on deposits in other banks	2,337	4,153	-43.7%	1,194	95.7%
Total interest and dividend income	97,183	94,072	3.3%	82,239	18.2%
Interest expense:
Interest on deposits	40,277	36,818	9.4%	14,900	170.3%
Interest on borrowings	2,112	753	180.5%	1,192	77.2%
Interest on subordinated debentures	1,654	1,646	0.5%	1,586	4.3%
Total interest expense	44,043	39,217	12.3%	17,678	149.1%
Net interest income before credit loss expense	53,140	54,855	-3.1%	64,561	-17.7%
Credit loss expense (recovery)	(2,870)	5,154	-155.7%	52	-5619.2%
Net interest income after credit loss expense	56,010	49,701	12.7%	64,509	-13.2%
Noninterest income:
Service charges on deposit accounts	2,391	2,605	-8.2%	2,742	-12.8%
Trade finance and other service charges and fees	1,245	1,155	7.8%	1,115	11.7%
Gain on sale of Small Business Administration ("SBA") loans	1,448	1,172	23.5%	1,933	-25.1%
Other operating income	1,596	6,296	-74.7%	1,667	-4.3%
Total noninterest income	6,680	11,228	-40.5%	7,457	-10.4%
Noninterest expense:
Salaries and employee benefits	20,062	20,361	-1.5%	20,279	-1.1%
Occupancy and equipment	4,604	4,825	-4.6%	3,668	25.5%
Data processing	3,487	3,490	-0.1%	3,431	1.6%
Professional fees	1,977	1,568	26.1%	1,783	10.9%
Supplies and communications	613	552	11.1%	683	-10.2%
Advertising and promotion	990	534	85.4%	974	1.6%
Other operating expenses	3,478	2,915	19.3%	3,026	14.9%
Total noninterest expense	35,211	34,245	2.8%	33,844	4.0%
Income before tax	27,479	26,684	3.0%	38,122	-27.9%
Income tax expense	8,846	7,888	12.1%	9,643	-8.3%
Net income	$18,633	$18,796	-0.9%	$28,479	-34.6%
					-
Basic earnings per share:	$0.61	$0.62		$0.93
Diluted earnings per share:	$0.61	$0.62		$0.93

Weighted-average shares outstanding:
Basic	30,189,578	30,251,961		30,346,343
Diluted	30,251,315	30,292,872		30,442,175
Common shares outstanding	30,368,655	30,410,582		30,485,621

Consolidated Statements of Income, Continued
(In thousands, except share and per share data)
	Twelve Months Ended
	December 31,	December 31,	Percentage
	2023	2022	Change
Interest and dividend income:
Interest and fees on loans receivable	$339,811	$257,878	31.8%
Interest on securities	16,938	12,351	37.1%
Dividends on FHLB stock	1,229	1,024	20.0%
Interest on deposits in other banks	11,350	2,560	343.4%
Total interest and dividend income	369,328	273,813	34.9%
Interest expense:
Interest on deposits	134,708	25,938	419.3%
Interest on borrowings	6,867	2,249	205.3%
Interest on subordinated debentures	6,482	7,979	-18.8%
Total interest expense	148,057	36,166	309.4%
Net interest income before credit loss expense	221,271	237,647	-6.9%
Credit loss expense (recovery)	4,342	836	-419.4%
Net interest income after credit loss expense	216,929	236,811	-8.4%
Noninterest income:
Service charges on deposit accounts	10,147	11,488	-11.7%
Trade finance and other service charges and fees	4,832	4,805	0.6%
Gain on sale of Small Business Administration ("SBA") loans	5,701	9,478	-39.9%
Other operating income	13,499	8,429	60.1%
Total noninterest income	34,179	34,200	-0.1%
Noninterest expense:
Salaries and employee benefits	81,398	76,140	6.9%
Occupancy and equipment	18,340	17,648	3.9%
Data processing	13,695	13,134	4.3%
Professional fees	6,255	5,692	9.9%
Supplies and communications	2,479	2,638	-6.0%
Advertising and promotion	3,105	3,637	-14.6%
Other operating expenses	11,255	11,395	-1.2%
Total noninterest expense	136,527	130,284	4.8%
Income before tax	114,581	140,727	-18.6%
Income tax expense	34,540	39,333	-12.2%
Net income	$80,041	$101,394	-21.1%
			-
Basic earnings per share:	$2.63	$3.33
Diluted earnings per share:	$2.62	$3.32

Weighted-average shares outstanding:
Basic	30,269,740	30,299,148
Diluted	30,330,258	30,392,057
Common shares outstanding	30,368,655	30,485,621

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,071,644	$89,922	5.88%	$5,915,423	$85,398	5.73%	$5,877,298	$77,123	5.21%
Securities (2)	961,551	4,582	1.93%	955,473	4,204	1.79%	966,299	3,633	1.47%
FHLB stock	16,385	341	8.25%	16,385	317	7.67%	16,385	289	7.00%
Interest-bearing deposits in other banks	181,140	2,338	5.12%	317,498	4,153	5.19%	138,476	1,194	3.42%
Total interest-earning assets	7,230,720	97,183	5.34%	7,204,779	94,072	5.19%	6,998,458	82,239	4.67%

Noninterest-earning assets:
Cash and due from banks	61,146			59,994			70,203
Allowance for credit losses	(68,319)			(70,173)			(71,976)
Other assets	251,660			240,145			255,493

Total assets	$7,475,207			$7,434,745			$7,252,178

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$86,679	$29	0.13%	$94,703	$32	0.13%	$119,106	$32	0.11%
Money market and savings	1,669,973	14,379	3.42%	1,601,826	12,485	3.09%	1,781,834	6,187	1.38%
Time deposits	2,417,803	25,869	4.24%	2,438,112	24,301	3.95%	1,585,798	8,681	2.17%
Total interest-bearing deposits	4,174,455	40,277	3.83%	4,134,641	36,818	3.53%	3,486,738	14,900	1.70%
Borrowings	205,951	2,113	4.07%	120,381	753	2.48%	197,554	1,269	2.55%
Subordinated debentures	129,933	1,653	5.09%	129,780	1,646	5.07%	129,335	1,509	4.67%
Total interest-bearing liabilities	4,510,339	44,043	3.88%	4,384,802	39,217	3.55%	3,813,627	17,678	1.84%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,025,212			2,136,156			2,593,948
Other liabilities	177,321			159,127			134,074
Stockholders' equity	762,335			754,660			710,529

Total liabilities and stockholders' equity	$7,475,207			$7,434,745			$7,252,178

Net interest income (tax equivalent basis)		$53,140			$54,855			$64,561

Cost of deposits			2.58%			2.33%			0.97%
Net interest spread (taxable equivalent basis)			1.47%			1.64%			2.83%
Net interest margin (taxable equivalent basis)			2.92%			3.03%			3.67%

(1) Includes average loans held for sale
(2) Income calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Average Balance, Yield Earned and Rate Paid - YTD
(In thousands, except ratios)
	Twelve Months Ended
	December 31, 2023			December 31, 2022
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$5,968,339	$339,811	5.69%	$5,596,564	$257,878	4.61%
Securities (2)	967,231	16,938	1.78%	949,889	12,351	1.33%
FHLB stock	16,385	1,229	7.50%	16,385	1,024	6.25%
Interest-bearing deposits in other banks	230,835	11,350	4.92%	236,678	2,560	1.08%
Total interest-earning assets	7,182,790	369,328	5.15%	6,799,516	273,813	4.03%

Noninterest-earning assets:
Cash and due from banks	62,049			66,993
Allowance for credit losses	(70,501)			(73,094)
Other assets	240,779			247,838

Total assets	$7,415,117			$7,041,253

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$97,388	$117	0.12%	$121,992	$100	0.08%
Money market and savings	1,547,911	44,066	2.85%	2,025,961	12,753	0.63%
Time deposits	2,371,520	90,525	3.82%	1,136,073	13,085	1.15%
Total interest-bearing deposits	4,016,819	134,708	3.35%	3,284,026	25,938	0.79%
Borrowings	197,409	6,867	3.48%	148,047	2,382	1.61%
Subordinated debentures	129,708	6,482	5.00%	149,891	7,846	5.23%
Total interest-bearing liabilities	4,343,936	148,057	3.41%	3,581,964	36,166	1.01%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,173,813			2,665,646
Other liabilities	149,460			109,847
Stockholders' equity	747,908			683,796

Total liabilities and stockholders' equity	$7,415,117			$7,041,253

Net interest income (tax equivalent basis)		$221,271			$237,647

Cost of deposits			2.18%			0.44%
Net interest spread (taxable equivalent basis)			1.74%			3.02%
Net interest margin (taxable equivalent basis)			3.08%			3.50%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	December 31,	September 30,	June 30,	March 31,	December 31,
Hanmi Financial Corporation	2023	2023	2023	2023	2022
Assets	$7,570,341	$7,350,140	$7,344,924	$7,434,130	$7,378,262
Less goodwill and other intangible assets	(11,099)	(11,131)	(11,162)	(11,193)	(11,225)
Tangible assets	$7,559,242	$7,339,009	$7,333,762	$7,422,937	$7,367,037

Stockholders' equity (1)	$701,891	$663,359	$668,560	$662,165	$637,515
Less goodwill and other intangible assets	(11,099)	(11,131)	(11,162)	(11,193)	(11,225)
Tangible stockholders' equity (1)	$690,792	$652,228	$657,398	$650,972	$626,290

Stockholders' equity to assets	9.27%	9.03%	9.10%	8.91%	8.64%
Tangible common equity to tangible assets (1)	9.14%	8.89%	8.96%	8.77%	8.50%

Common shares outstanding	30,368,655	30,410,582	30,485,788	30,555,287	30,485,621
Tangible common equity per common share	$22.75	$21.45	$21.56	$21.30	$20.54

(1) There were no preferred shares outstanding at the periods indicated.